As filed with the Securities and Exchange Commission on March 11, 2003.

Registration No. 33-45900

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CROWN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	One Crown Way Philadelphia, Pennsylvania 19154	75-3099507
(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

CROWN HOLDINGS, INC.

1990 STOCK-BASED INCENTIVE COMPENSATION PLAN

(Full Title of the Plan)

William T. Gallagher, Esquire

Senior Vice President, Secretary and General Counsel

Crown Holdings, Inc.

One Crown Way

Philadelphia, Pennsylvania 19154

(Name and address of agent for service)

(215) 698-5100

(Telephone number, including area code, of agent for service)

With a Copy to:
Thomas A. Ralph, Esquire William G. Lawlor, Esquire Dechert LLP 4000 Bell Atlantic Tower 1717 Arch Street Philadelphia, Pennsylvania 19103 (215) 994-4000
CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

See below (1)	N/A	$N/A	N/A	N/A

(1)	No additional securities are to be registered, and registration fees were paid upon filing of the original Registration Statement No. 33-45900. Therefore, no further registration fee is required.

CROWN HOLDINGS, INC.

POST-EFFECTIVE AMENDMENT NO. 1 TO

REGISTRATION STATEMENT ON FORM S-8

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to that certain Registration Statement on Form S-8 (Reg. No. 33-45900) (the “Registration Statement”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by Crown Holdings, Inc., a Pennsylvania corporation, (“Crown Holdings”) as the successor registrant to Crown Cork & Seal Company, Inc., a Pennsylvania corporation, (“Predecessor Registrant”) to reflect a reorganization of the Predecessor Registrant into a holding company organizational structure.

The new holding company organizational structure was effected pursuant to a merger (the “Merger”) implemented pursuant to Section 1924(b)(4) of the Pennsylvania Business Corporation Law among the Predecessor Registrant, Crown Holdings and Crown Merger Sub, Inc., a Pennsylvania corporation and wholly-owned subsidiary of Crown Holdings (“Merger Sub”). The Merger provided for, among other things, the merger of Merger Sub with and into the Predecessor Registrant, in which the Predecessor Registrant was the surviving corporation.

As a result of the Merger, the Predecessor Registrant became a direct wholly-owned subsidiary of Crown Holdings and Crown Holdings is the successor issuer to the Predecessor Registrant pursuant to Rule 414 under the Securities Act.

In the Merger, each share of capital stock of the Predecessor Registrant issued and outstanding or held in its treasury was converted into one share of capital stock of Crown Holdings. Also as part of the Merger, each outstanding employee stock option to purchase shares of the Predecessor Registrant’s common stock granted under any employee stock option, employee stock purchase or compensation plan or arrangement of the Predecessor Registrant was converted into an option to purchase an equal number of shares of Crown Holdings’ common stock par value $5.00 per share (the “Common Stock”), in accordance with the provisions of such employee stock option, employee stock purchase or compensation plan or arrangement.

In connection with the Merger, the Predecessor Registrant terminated the rights to purchase shares of its common stock that were issued to holders of the Predecessor Registrant’s common stock pursuant to the Amended and Restated Rights Agreement, dated as of May 25, 2000, by and between the Predecessor Registrant and Equiserve Trust Company, N.A., successor to First Chicago Trust Company of New York, as Rights Agent (the “Old Rights Agreement”). Crown Holdings has entered into a new Rights Agreement, dated as of February 21, 2003, between Crown Holdings and Equiserve Trust Bank, N.A., as Rights Agent (the “Rights Agreement”). The Rights Agreement is substantially identical to the Old Rights Agreement. Until the occurrence of certain events specified in the Rights Agreement, the Rights will be represented by the outstanding shares of Common Stock in respect of which the rights are issued, are not transferable separately from the associated shares of Common Stock and are automatically transferred upon transfer of the associated common stock.

In accordance with paragraph (d) of Rule 414 under the Securities Act, Crown Holdings hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended. The applicable registration fees were paid at the time of the original filing of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, as originally filed with the Securities and Exchange Commission (the “Commission”) by Crown Holdings, Inc. (the “Registrant”) or the Predecessor Registrant are hereby incorporated herein by reference:

(a)    The Predecessor Registrant’s annual report for the fiscal year ended December 31, 2001, filed on Form 10-K on March 28, 2002.

(b)    The Predecessor Registrant’s quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002, and September 30, 2002 filed on May 1, 2002, August 9, 2002 and November 13, 2002, respectively, and all other reports filed by the Registrant and/or the Predecessor Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since December 31, 2001.

(c)    The description of the Common Stock of the Registrant contained in the Predecessor Registrant’s Form 8-B Registration Statement filed with the Commission on May 2, 1989 (Registration No. 1-2227), and with respect to the Registrant’s Common Stock Purchase Rights, the description of the Common Stock Purchase Rights contained in the Predecessor Registrant’s Form 8-A filed on August 10, 1995, including any amendment or report filed for the purpose of updating such descriptions, specifically including the report filed by the Registrant on Form 8-K filed with the Commission on February 26, 2003.

(d)    All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Post-Effective Amendment No. 1 to the Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated by reference into this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Dechert LLP has given an opinion, which is filed as an exhibit to this Registration Statement, regarding the validity of the securities registered hereby. Thomas A Ralph, a partner of Dechert

LLP, is a director of the Registrant and beneficially owns 25,287 shares of the Registrant’s Common Stock.

Item 6.   Indemnification of Directors and Officers.

Under the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), Pennsylvania corporations have the power to indemnify any person acting as a representative of the corporation against liabilities incurred in such capacity provided certain standards are met, including good faith and the belief that the particular action or failure to take action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against any person by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless a court determines that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper. A corporation is required to indemnify representatives of the corporation against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. In all other cases, if a representative of the corporation acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as may be otherwise provided by a corporation’s bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Indemnification so otherwise provided may not, however, be made if the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Expenses (including attorney’s fees) incurred in defending any such action may be paid by the corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any bylaws provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Registrant’s Bylaws provide that the Registrant shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant, against all liability, loss and expense (including attorney’s fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Registrant. The Registrant’s Bylaws also provide that expenses incurred by a director or officer in defending (or acting as a witness in) a proceeding may (and following a “change of control of the Company” shall) be paid by the Registrant in advance of the final disposition of such proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant under applicable law. Additionally, the Registrant’s Bylaws limit directors’ personal liability for monetary damages for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his or her office under the PBCL’s standard of care and justifiable reliance provisions and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, these provisions do not apply to the responsibility or liability of a director pursuant to any criminal statute or the payment of taxes pursuant to local, state or federal law. The Registrant has purchased directors’ and officers’ liability insurance covering certain liabilities which may be incurred by the officers and directors of the Registrant in connection with the performance of their duties.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the report filed by the Registrant on Form 8-K with the Commission on February 26, 2003 (File No. 000-50189)).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the report filed by the Registrant on Form 8-K with the Commission on February 26, 2003 (File No. 000-50189)).

4.3

Rights Agreement, dated as of February 21, 2003, between the Registrant and Equiserve Trust Company, N.A. (incorporated by reference to Exhibit 4 of the report filed by the Registrant on Form 8-K with the Commission on February 26, 2003 (File No. 000-50189)).

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24.1	Power of Attorney.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, Commonwealth of Pennsylvania, on this 11th day of March, 2003.

CROWN HOLDINGS, INC.

By:	/s/ William T. Gallagher
William T. Gallagher Senior Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ John W. Conway John W. Conway	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 11, 2003

/s/ Alan W. Rutherford Alan W. Rutherford	Vice Chairman of the Board, Executive Vice President, Chief Financial Officer (Principal Financial Officer)	March 11, 2003

/s/ Thomas A. Kelly Thomas A. Kelly	Vice President and Corporate Controller (Principal Accounting Officer)	March 11, 2003

* Jenne K. Britell	Director	March 11, 2003

* Arnold W. Donald	Director	March 11, 2003

* Marie L. Garibaldi	Director	March 11, 2003

* Hans J. Loliger	Director	March 11, 2003

* John B. Neff	Director	March 11, 2003

* Thomas A. Ralph	Director	March 11, 2003

* Hugues du Rouret	Director	March 11, 2003

* Harold A. Sorgenti	Director	March 11, 2003

*By:	/s/ William T. Gallagher
William T. Gallagher Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the report filed by the Registrant on Form 8-K with the Commission on February 26, 2003 (File No. 000-50189)).

4.2	Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the report filed by the Registrant on Form 8-K with the Commission on February 26, 2003 (File No. 000-50189)).

4.3

Rights Agreement, dated as of February 21, 2003, between the Registrant and Equiserve Trust Company, N.A. (incorporated by reference to Exhibit 4 of the report filed by the Registrant on Form 8-K with the Commission on February 26, 2003 (File No. 000-50189)).

5.1	Opinion of Dechert LLP (counsel to the Registrant) as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Dechert LLP (included in Exhibit 5.1).

24.1	Power of Attorney.